Exhibit 99.5

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of Southern National Bancorp of Virginia, Inc. (“SONA”) as of the Effective Date (as such term is defined in the Agreement and Plan of Merger, dated as of December 13, 2016) in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of SONA, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ John F. Biagas	May 4, 2017
John F. Biagas

/s/ W. Rand Cook	May 4, 2017
W. Rand Cook

/s/ F. L. Garrett, III	May 4, 2017
F. L. Garrett, III

/s/ Eric A. Johnson	May 4, 2017
Eric A. Johnson

/s/ Joe A. Shearin	May 4, 2017
Joe A. Shearin